FIRST AMENDMENT TO THE STONE RIDGE TRUST VIII

FUND ACCOUNTING SERVICING AGREEMENT

THIS FIRST AMENDMENT (the “Amendment”) is effective as of as of February 27, 2023, to the Fund Accounting Servicing Agreement, dated February 27, 2023 (the “Agreement”), by and between STONE RIDGE TRUST VIII, a Delaware statutory trust (the “Trust”) on behalf of its series, Stone Ridge Art Risk Premium Fund, (the “Fund”) and U.S. BANCORP FUND SERVICES, LLC, a Wisconsin limited liability company (“USBFS”).

WHEREAS, the parties have entered into the Agreement; and

WHEREAS, the parties desire to amend Exhibit A of the Agreement to update fees; and

WHEREAS, Section 15 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Exhibit A of the Agreement is hereby superseded and replaced with Exhibit A attached hereto.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of February 27, 2023.

STONE RIDGE TRUST VIII, on behalf of its series,

Stone Ridge Art Risk Premium Fund

By: /s/ Lauren D. Macioce
Name: Lauren D. Macioce
Title: Secretary
Date: 11/2/2023

U.S. BANCORP FUND SERVICES, LLC

By: /s/ Jason Hadler
Name: Jason Hadler
Title: Sr. Vice President
Date: 11/2/2023

Exhibit A